Exhibit 99.1

Houghton Mifflin Company Acquires SkillsTutor™ from

Achievement Technologies, Inc.

BOSTON—May 31, 2006—Houghton Mifflin Company today announced an agreement with Achievement Technologies, Inc. (ATI), a privately held educational software solution and service company, to acquire all of ATI’s research-based instructional products for $18.5 million in cash, as well as certain commissions, contingent payments of up to $4 million and other payments by the Company to and from ATI. The Company also entered into an Option Agreement pursuant to which the Company has the right to exercise an option to purchase certain retained assets of ATI.

SkillsTutor, ATI’s flagship product, is an award-winning, internet-based supplementary instruction and tutoring program with more than 1,600 lessons and tutorials. SkillsTutor provides diagnostic and prescriptive assessments, pre- and posttests and a management system that monitors student progress. The program is used in a variety of Title I, special education, before-, during- and afterschool programs, summer school, intervention and community learning centers.

SkillsTutor helps students master core skills and improve standardized test performance through web-based, step-by-step instruction, individualized assessments and personalized tutoring in core disciplines such as reading, writing, language, math, science and information skills.

In addition, the Company also acquired the popular SkillsBank, CornerStone and Employability Skills product from ATI.

“As a proven solution for supplemental instruction, SkillsTutor is a great addition to our K–12 offerings,” said Tony Lucki, president and chief executive officer. “The acquisition of these ATI products underscores our commitment to bring the most effective tools to our customers to support their needs in the classroom.”

About Achievement Technologies

Achievement Technologies is a privately held educational software solution and service company founded in the fall of 1999, focusing primarily on the K–12 school market with a secondary focus on the school-to-work and adult basic skills market. ATI is a market leader in K–12 remediation and core skills building. Its proprietary products span all grade levels (K–12 and adult markets) and can be delivered to customers on all platforms including the Internet, network versions or CD-ROM.

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with more than $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. With its origins dating back to 1832, Houghton Mifflin combines its tradition of excellence with a commitment to innovation. The Company’s Web site can be found at www.hmco.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Houghton Mifflin Company and HM Publishing Corp. about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs, and norm-referenced and criterion-referenced testing; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products; (x) the effect of fluctuations in raw material prices, principally paper; (xi) the ability of the Assessment Division to enter into new agreements for testing services and generate net sales growth; (xii) delays and unanticipated expenses in developing new programs and other products; (xiii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiv) the potential for damages and fines resulting from errors in scoring high-stakes tests; (xv) the potential effect of a continued weak economy on sales of K–12, college and general interest publications; (xvi) the risk that the Company’s well-known authors will depart and write for competitors; (xvii) the effect of changes in accounting and regulatory and/or tax policies and practices; and (xviii) other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

Collin Earnst

Vice	President, Communications
Houghton	Mifflin Company
617-351-5113
collin_earnst@hmco.com

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